Exhibit 10.1

AMENDMENT NO. 1
TO DEVELOPMENT AND SUPPLY AGREEMENT

This Amendment No. 1 to the Development and Supply Agreement (this “Amendment”) is made as of July 16, 2014 and is effective as of February 13, 2014 (“Amendment Effective Date”) by and between Microline Surgical, Inc. of 800 Cummings Center, Suite 166T, Beverly, MA 01915 (“Microline”) and TransEnterix Surgical, Inc. (formerly TransEnterix, Inc.) of 635 Davis Drive, Suite 300, Durham, North Carolina 27713 (“Transenterix”).

WHEREAS, the parties entered into the Development and Supply Agreement dated November 4, 2011 (the “Original Agreement”) to have Microline develop and supply a fully disposable flexible vessel sealing product defined as the “FVS Product” and the Microline Universal Power Supply product defined as the “UPS Product” in the Original Agreement;

WHEREAS, Transenterix desires to have Microline design and develop an FVS Product for its SurgiBot® surgical platform with the length and other characteristics described in a new Development and Supply Agreement effective February 13, 2014 (the “New Robotic Development and Supply Agreement”);

WHEREAS, Transenterix desires to continue to purchase the original FVS Products and UPS Products and the new Robotic Products (as defined in the New Robotic Development and Supply Agreement), in each case on the terms and conditions specified in this Amendment and the Original Agreement as amended by this Amendment (the “Amended Agreement”) and the New Robotic Development and Supply Agreement; and

NOW THEREFORE in consideration of the foregoing premises and for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties hereby agree as follows:

1.	DEFINITIONS

Terms defined in this Amendment are used with those meanings in this Amendment and the Amended Agreement. Terms not defined in this Amendment are used with the meanings as defined in the Original Agreement. References to the “Agreement’ in the Original Agreement shall be to the Amended Agreement.

2.	AMENDMENTS TO ORIGINAL AGREEMENT

a.	Amendment to Section 3(a). Section 3(a) of the Original Agreement is hereby amended to add at the end:

“The parties agree that Microline has met its obligations under the Work Plan to date, including the delivery of the prototypes and Pre-Production Devices conforming to the Marketing Requirements Document. Microline is now in the process of delivering the Pilot Production Units to be followed by 500 FVS Products and 20 UPS Products. The parties agree that Transenterix’ purchase of such 500 Pilot Production Units, 500 FVS Products, and 20 UPS will fulfill the Year 1 Minimum provided in Exhibit E, pursuant to Section 4(c).”

b.	Amendments to Section 4.

i.	Section 4(a) of the Original Agreement shall be amended to change the “Supply Period” to start on the Pilot Product Delivery Date and end on the first (1st) anniversary of the Pilot Product Delivery Date.

ii.	Section 4(c) of the Original Agreement shall be amended to read in its entirety as follows:

“(c) Product Minimums. Notwithstanding anything to the contrary contained in this Agreement, during the first twelve (12) month period following the date that Microline receives the Regulatory Approval (collectively, the “Minimum Period”), Transenterix shall purchase at least the minimum number of Supply Products set forth on Exhibit E (the “Minimum Products”). In the event that this Agreement is terminated prior to the expiration of the Minimum Period other than by Transenterix in accordance with Section 15(b) or 15(d)(ii), Transenterix shall pay to Microline, for each Minimum Product not purchased by Transenterix during the Minimum Period, an amount equal to (i) the then-current price of such Minimum Product multiplied by (ii) the profit margin achieved by Microline with respect to such Minimum Product as of the effective date of such termination, as certified by Microline. If Microline does not make the Minimum Products available during the Minimum Period, Transenterix shall be relieved of its obligation to purchase any Minimum Products not made so available.”

c.	Amendment to Section 15(a). Section 15(a) is amended to delete the “Renewal Terms” and any references to Renewal Terms in the Original Agreement are also deleted.

d.	Amendment to Exhibit E. Exhibit E (Product Minimums) will now only refer to Year 1 and the other references to Year 2, Year 3 and Renewal Terms are deleted.

e.	Amendment to Section 10. Section 10(a) and Section 10(b) of the Original Agreement are hereby moved to Exhibit F and revised as set forth in Exhibit F.

3.	CONFIRMATION OF AMENDED AGREEMENT

The parties confirm that the Amended Agreement (including the provisions of the Original Agreement not amended by this Amendment) is in full force and effect.

4.	MISCELLANEOUS

Microline expressly reserves all rights with respect to, and does not waive, any breach by TransEnterix of Section 14 of the Original Agreement.

This Amendment and the Amended Agreement, together with all Exhibits, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous oral and written communications, agreements and understanding of the parties with respect to the subject matter hereof. This Amendment shall be Governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, may be executed in one or more counterparts which together shall constitute one instrument and otherwise governed by the dispute resolution and other provisions of the Amended Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement No. 1 to be executed under seal by their duly authorized representatives and effective as of the Amendment Effective Date.

TRANSENTERIX SURGICAL, INC. By: /s/ Todd M. Pope	MICROLINE SURGICAL, INC. By: /s/ Sharad H. Joshi

Name: Todd M. Pope	Name: Sharad H. Joshi

Title: CEO	Title: President and CEO